                                                                      EXHIBIT 10

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                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                               KAYDON CORPORATION
                           KAYDON CORPORATION LIMITED
                           KAYDON ACQUISITION IX, INC.

                                       AND

                                    MOOG INC.
                              MOOG CONTROLS LIMITED
                             MOOG CANADA CORPORATION

                            DATED AS OF JULY 26, 2005

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

                                TABLE OF CONTENTS

ARTICLE I  DEFINITIONS........................................................................     1

ARTICLE II  SALE AND PURCHASE.................................................................     7
   2.1     Sale and Purchase of Shares........................................................     7
   2.2     Purchase Price.....................................................................     7
   2.3     Purchase Price Adjustment..........................................................     7

ARTICLE III  CLOSING AND DELIVERIES...........................................................     9
   3.1     Closing............................................................................     9
   3.2     Deliveries by Sellers..............................................................     9
   3.3     Deliveries by Buyers...............................................................    10
   3.4     Consents to Assignment.............................................................    10
   3.5     Stock Transfer Stamp Tax...........................................................    11

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF SELLERS.........................................    11
   4.1     Organization and Standing..........................................................    11
   4.2     Capitalization.....................................................................    11
   4.3     No Subsidiaries or Investments.....................................................    12
   4.4     Authority, Validity and Effect; No Conflict; Required Filings and Consents.........    12
   4.5     Financial Statements; No Undisclosed Liabilities...................................    12
   4.6     Taxes..............................................................................    13
   4.7     Title; Sufficiency of Assets.......................................................    14
   4.8     Real Property......................................................................    14
   4.9     Compliance with Laws...............................................................    15
   4.10    Permits............................................................................    15
   4.11    Employee Benefit Plans.............................................................    15
   4.12    Material Contracts.................................................................    17
   4.13    Government Contracts...............................................................    18
   4.14    Legal Proceedings..................................................................    19
   4.15    Intellectual Property..............................................................    19
   4.16    Insurance..........................................................................    20
   4.17    Personnel..........................................................................    20
   4.18    Environmental Matters..............................................................    22
   4.19    Conduct of Business in Ordinary Course.............................................    23
   4.20    Suppliers and Customers............................................................    23
   4.21    Absence of Certain Commercial Practices............................................    23
   4.22    Warranty; Product Liability........................................................    24
   4.23    No Brokers.........................................................................    24
   4.24    Transactions with Stockholders, Officers, Directors, Etc...........................    24
   4.25    Company Debt.......................................................................    24
   4.26    Loss Contracts.....................................................................    25
   4.27    Export Control Regulations.........................................................    25
   4.28    Banks, Brokers and Proxies.........................................................    25

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                                TABLE OF CONTENTS
                                   (continued)

   4.29    Accounts Payable and Notes Payable; Accruals.......................................    25
   4.30    Accounts Receivable................................................................    25
   4.31    Inventory..........................................................................    25
   4.32    Disclaimer of other Representations and Warranties.................................    26

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF BUYERS...........................................    26
   5.1     Investment Intent..................................................................    26
   5.2     Organization and Standing..........................................................    26
   5.3     Authorization, Validity and Effect.................................................    26
   5.4     No Conflict; Required Filings and Consents.........................................    27
   5.5     No Reliance........................................................................    27
   5.6     Litigation.........................................................................    27
   5.7     No Brokers.........................................................................    27

ARTICLE VI  COVENANTS AND AGREEMENTS..........................................................    27
   6.1     Publicity..........................................................................    27
   6.2     Records............................................................................    27
   6.3     Employee Matters...................................................................    28
   6.4     Tax Matters........................................................................    28
   6.5     Kaydon Name........................................................................    32
   6.6     Insurance Claims...................................................................    32
   6.7     Change of Name Agreements..........................................................    32
   6.8     Additional Information for SEC Filings.............................................    32
   6.9     Intercompany Debt..................................................................    33
   6.10    Sale Bonus Payments................................................................    33
   6.11    Certain Patent.....................................................................    33

ARTICLE VII  REMEDIES.........................................................................    33
   7.1     Survival...........................................................................    33
   7.2     Indemnification by Buyers..........................................................    34
   7.3     Indemnification by Sellers.........................................................    34
   7.4     Exclusive Remedy...................................................................    34
   7.5     Limitations on Reimbursement to Buyer Indemnitees..................................    35
   7.6     Procedures.........................................................................    35
   7.7     Subrogation........................................................................    36

ARTICLE VIII  MISCELLANEOUS AND GENERAL.......................................................    36
   8.1     Expenses...........................................................................    36
   8.2     Successors and Assigns.............................................................    37
   8.3     Third Party Beneficiaries..........................................................    37
   8.4     Further Assurances.................................................................    37
   8.5     Notices............................................................................    37
   8.6     Complete Agreement.................................................................    38

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                                TABLE OF CONTENTS
                                   (continued)

   8.7     Captions...........................................................................    38
   8.8     Amendment..........................................................................    38
   8.9     Governing Law......................................................................    38
   8.10    Severability.......................................................................    38
   8.11    Counterparts and Facsimile Signatures..............................................    38
   8.12    Consent to Jurisdiction and Service of Process.....................................    39
   8.13    No Liability as Representatives....................................................    39
   8.14    Independence of Covenants and Representations and Warranties.......................    39

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                         TABLE OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A             Net Working Capital Schedule
Exhibit B             Form of Transition Services Agreement
Exhibit C             Severance and Continuation Benefits/Stay Bonuses
Exhibit D             Allocation
Exhibit E             Form of Resignation and Release
Exhibit F             Form of Section 116 Withholding Escrow Agreement
Exhibit G             Form of Power of Attorney

SCHEDULES

Schedule 1            Intercompany Trade Payables
Schedule 2.2(a)       Purchase Price Allocation
Schedule 3.2(f)       Officer and Director Resignations
Schedule 4.2          Capitalization
Schedule 4.4(b)       Conflicts
Schedule 4.4(c)       Consents of the Companies
Schedule 4.5(a)       Financial Statements
Schedule 4.5(a)-1     Reconciliation of Financial Information
Schedule 4.5(b)       Deviations from GAAP
Schedule 4.5(c)       Liabilities
Schedule 4.7(a)       Title to Assets
Schedule 4.7(b)       Assets Owned by Others
Schedule 4.8(a)       Owned Real Property
Schedule 4.8(b)       Leased Real Property
Schedule 4.10         Permits
Schedule 4.11(a)      Employee Plans
Schedule 4.11(i)      Post-Retirement or Post-Employment Benefits
Schedule 4.12(a)      Material Contracts
Schedule 4.13(a)      Government Contracts and Government Subcontracts
Schedule 4.13(b)      Government Contract Investigations
Schedule 4.14         Legal Proceedings
Schedule 4.15(a)      Intellectual Property
Schedule 4.17(c)      Company Employees
Schedule 4.17(d)      Severance and Similar Obligations
Schedule 4.17(e)      Inactive Company Employees
Schedule 4.17(f)      Company Employees not At-Will
Schedule 4.17(i)      Recent Company Employee Terminations
Schedule 4.18         Environmental Matters
Schedule 4.19         Conduct of Business
Schedule 4.22(a)      Warranty; Product Liability
Schedule 4.22(b)      Recalled and Withdrawn Products

\
Schedule 4.24         Transactions with Stockholders, Officers, Directors, etc.
Schedule 4.25         Company Debt
Schedule 4.26         Loss Contracts
Schedule 4.27         Export Control Regulations
Schedule 4.28         Banks, Brokers and Proxies
Schedule 4.31         Inventory
Schedule 6.10         Sale Bonuses

     THE REGISTRANT AGREES TO FURNISH SUPPLEMENTALLY A COPY OF ANY OMITTED EXHIBIT OR SCHEDULE TO THE COMMISSION UPON REQUEST.

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                            STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT"), dated as of July 26, 2005, is by and among Kaydon Corporation, a Delaware corporation ("KAYDON"), Kaydon Corporation Limited, a corporation organized under the laws of England and Wales ("KAYDON LIMITED"), and Kaydon Acquisition IX, Inc., a Delaware corporation ("ACQUISITION" and, together with Kaydon and Kaydon Limited, "SELLERS"), and Moog Inc., a New York corporation ("MOOG"), Moog Controls Limited, a corporation organized under the laws of England and Wales ("MOOG U.K.") and Moog Canada Corporation, a Nova Scotia unlimited liability company ("MOOG CANADA" and, together with Moog and Moog U.K., "BUYERS").

                                    RECITALS

      A. Kaydon is the record owner of all of the issued and outstanding shares of common stock, par value $.01 per share (the "ELECTRO-TEC SHARES"), of Electro-Tec Corp., a Delaware corporation ("ELECTRO-TEC").

      B. Kaydon Limited is the record owner of all of the issued and outstanding ordinary shares (the "IDM SHARES"), of I.D.M. Electronics Limited, a corporation organized under the laws of England and Wales ("IDM").

      C. Acquisition is the record owner of all of the issued and outstanding shares of capital stock, no par value per share (the "FOCAL SHARES" and, together with the Electro-Tec Shares and the IDM Shares, the "SHARES"), of Focal Technologies Corporation, a corporation organized under the laws of Nova Scotia, Canada ("FOCAL").

      D. Kaydon desires to sell to Moog, and Moog desires to purchase from Kaydon, the Electro-Tec Shares; Kaydon Limited desires to sell to Moog U.K., and Moog U.K. desires to purchase from Kaydon Limited, the IDM Shares; and Acquisition desires to sell to Moog Canada, and Moog Canada desires to purchase from Acquisition, the Focal Shares, in each case upon the terms set forth in this Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, Sellers and Buyers hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      For purposes of this Agreement:

      "ACTION" or "ACTIONS" means any lawsuit, legal proceeding, administrative enforcement proceeding, arbitration proceeding, dispute, investigation or other proceeding before or by any Governmental Authority.

      "AFFILIATE" means with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with such Person. As used in this

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definition, "control" (including with its correlative meanings, "controlled by"
and "under common control with") means possession, directly or indirectly, of the power to direct or cause the direction of management or policies, whether through the ownership of securities, the ownership of partnership or other equity interests, by contract or otherwise.

      "AGREEMENT" has the meaning set forth in the preamble.

      "ARBITRATION FIRM" has the meaning set forth in SECTION 2.3(b).

      "BALANCE SHEET DATE" has the meaning set forth in SECTION 4.5(a).

      "BUSINESS DAY" means any day other than a Saturday, Sunday or a day on which national banks are authorized or obligated by Law or executive order to close in the United States.

      "BUYERS" has the meaning set forth in the preamble.

      "BUYERS' DISALLOWED DEDUCTION" has the meaning set forth in SECTION
6.4(e).

      "BUYER INDEMNITEES" has the meaning set forth in SECTION 7.3.

      "CASH" means the fair market value (expressed in United States dollars) of all cash and cash equivalents (including marketable securities and short term investments) of the Companies.

      "CLOSING" has the meaning set forth in SECTION 3.1.

      "CLOSING DATE" means the date on which the Closing occurs.

      "CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

      "COMPANIES" means Electro-Tec, IDM and Focal and "COMPANY" means any of them.

      "COMPANY DEBT" means all liabilities and obligations, including principal, interest, fees, penalties and expenses, relating to or arising from (i) indebtedness of the Companies for borrowed money and (ii) obligations of the Companies under capitalized leases.

      "COMPANY EMPLOYEES" has the meaning set forth in SECTION 4.17(c).

      "CONFIDENTIALITY AGREEMENT" means that certain confidentiality agreement between Kaydon and Moog dated May 17, 2005.

      "CONSENT" means any consent, approval, authorization, qualification, waiver, registration or notification required to be obtained from, filed with or delivered to a Person in connection with the consummation of the transactions provided for herein.

      "CONTRACTS" means all written contracts, leases, licenses, and other agreements (including any amendments and other modifications thereto), to which any of the Companies is a party that are in effect on the date of this Agreement.

      "COST OF COMPLETION" means the cost to manufacture the remaining unfulfilled products and provide the remaining services under the applicable Contract including only the Company's standard material cost, standard direct labor cost and standard overhead cost for the relevant product.

      "COVENANT TERMINATION DATE" has the meaning set forth in SECTION 7.1(a).

      "DEFERRED CONSENT" has the meaning set forth in SECTION 3.4.

      "DEFERRED ITEM" has the meaning set forth in SECTION 3.4.

      "DOWNWARD ADJUSTMENT AMOUNT" has the meaning set forth in SECTION 2.3(d).

      "EMPLOYEE PLANS" has the meaning set forth in SECTION 4.11(a).

      "ENVIRONMENT" means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, and ambient air.

      "ENVIRONMENTAL LAW" means all Laws relating to the protection of the Environment or the generation, production, use, storage, treatment, transportation or disposal of Hazardous Material.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

      "ESCROW AGENT" means JP Morgan Trust Company, National Association.

      "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

      "FINANCIAL STATEMENTS" has the meaning set forth in SECTION 4.5(a).

      "FINAL NET WORKING CAPITAL" has the meaning set forth in SECTION 2.3(a).

      "FINAL NET WORKING CAPITAL STATEMENT" has the meaning set forth in SECTION 2.3(c).

      "GAAP" means United States generally accepted accounting principles applied on a consistent basis.

      "GENERAL ENFORCEABILITY EXCEPTIONS" has the meaning set forth in SECTION 4.4.

      "GOVERNMENTAL AUTHORITY" means any government or political subdivision, whether federal, state, local or foreign, or any agency, regulatory authority or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.

      "GOVERNMENT CONTRACT" means any Contract between any Company and a Governmental Authority.

      "GOVERNMENT SUBCONTRACT" means any Contract that is a subcontract between any Company and a third party relating to a Contract between such third party and any Governmental Authority.

      "HAZARDOUS MATERIAL" means any pollutant, toxic substance, including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, petroleum, radiation and radioactive materials and polychlorinated biphyenyls as defined in, listed by or regulated by any Environmental Law.

      "INDEMNIFICATION NOTICE" has the meaning set forth in SECTION 7.6(a).

      "INDEMNIFIED PARTY" has the meaning set forth in SECTION 7.6(a).

      "INDEMNIFYING PARTY" has the meaning set forth in SECTION 7.6(a).

      "INTELLECTUAL PROPERTY" means any and all (i) patents and patent applications; (ii) trademarks, service marks, trade names, brand names, trade dress, slogans, logos and Internet domain names; (iii) inventions, discoveries, ideas, processes, formulae, designs, models, industrial designs, know-how, confidential information, proprietary information and trade secrets, whether or not patented or patentable; (iv) copyrights, writing and other copyrightable works and works in progress, databases, website content and software (other than "off-the-shelf" software, software embedded in products and machinery and other software generally available from retail vendors); (v) other intellectual property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature or having similar effect in any jurisdiction throughout the world; (vi) registrations and application for registration of any of the foregoing; and (vii) renewals, extensions, continuations, divisionals, reexaminations or reissues or equivalent or counterpart of any of the foregoing in any jurisdiction throughout the world.

      "INTERCOMPANY DEBT" means all liabilities and obligations owing from any of the Companies, on the one hand, to Kaydon or any of its Affiliates, on the other hand (other than trade payables arising from intercompany sales of product in the ordinary course of business set forth on SCHEDULE 1).

      "INTERIM FINANCIAL STATEMENTS" has the meaning set forth in SECTION
4.5(a).

      "IRS" has the meaning set forth in SECTION 4.11(b).

      "LAW" means any law, statute, code, ordinance, regulation or rule of any Governmental Authority in effect on or prior to the Closing Date.

      "LEASE" has the meaning set forth in SECTION 4.8(b).

      "LEASED REAL PROPERTY" has the meaning set forth in SECTION 4.8(b).

      "LIENS" means any security interest, mortgage, lien, option, pledge, right of first refusal, charge, claim, right of way, easement, encroachment or other similar restriction, including any restriction on use, voting (in the case of the Shares), transfer, receipt of income or exercise of any other attribute of ownership.

      "LOSSES" has the meaning set forth in SECTION 7.2.

      "MATERIAL ADVERSE EFFECT" means any change, occurrence or development that has a material adverse effect on the business, results of operations or financial condition of the Companies taken as a whole, but excluding any effect
(a) resulting from general economic conditions (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise), (b) affecting companies in the industry in which they conduct their businesses generally, (c) resulting from the announcement or performance of this Agreement or the transactions contemplated hereby, or (d) resulting from any actions required under this Agreement to obtain any Consent from any Person.

      "MATERIAL CONTRACTS" has the meaning set forth in SECTION 4.12(a).

      "NET WORKING CAPITAL" has the meaning set forth on EXHIBIT A.

      "ORDER" means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority.

      "OWNED REAL PROPERTY" has the meaning set forth in SECTION 4.8(a).

      "PAYOFF LETTERS" means the letters provided by the holders of Company Debt to the Companies in connection with the repayment of the Company Debt as contemplated hereby.

      "PERMITS" means any license, permit, authorization, certificate of authority, qualification or similar document or authority that has been issued or granted by any Governmental Authority.

      "PERMITTED LIENS" means (a) Liens arising in connection with Company Debt,
(b) Liens for Taxes of Governmental Authorities not yet due and payable or which are being contested in good faith by appropriate proceedings, (c) mechanics', workmens', repairmen's, warehousemen's, carriers' or other like Liens arising or incurred in the ordinary course of business or by operation of Law if the underlying obligations are not delinquent, and (d) with respect to the Real Property, (i) any conditions that may be shown by a current, accurate survey,
(ii) easements, encroachments, restrictions, rights of way and any other non-monetary title defects, and (iii) zoning, building and other similar restrictions; provided, however, that none of the foregoing described in clause
(d) do or will individually or in the aggregate materially impair the continued use, occupancy or operation of the property to which they relate in the business of any Company as presently conducted.

      "PERSON" means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or any Governmental Authority.

      "POWER OF ATTORNEY" has the meaning set forth in SECTION 3.5.

      "PURCHASE PRICE" has the meaning set forth in SECTION 2.2(a).

      "REAL PROPERTY" means the Owned Real Property together with the Leased Real Property and all buildings and other structures and improvements located thereon and all rights, privileges, interests, easements and appurtenances thereunto.

      "RELEASE" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of a Hazardous Material into the Environment.

      "SEC" has the meaning set forth in SECTION 6.9.

      "SECTION 116 WITHHOLDING ESCROW AGREEMENT" has the meaning set forth in
SECTION 2.2(a).

      "SECTION 338 ELECTION" has the meaning set forth in SECTION 6.4(a)(i).

      "SECURITIES ACT" means the Securities Act of 1933, as amended.

      "SELLERS" has the meaning set forth in the preamble.

      "SELLERS' DISALLOWED DEDUCTION" has the meaning set forth in SECTION
6.4(e).

      "SELLER INDEMNITEES" has the meaning set forth in SECTION 7.2.

      "SELLERS' KNOWLEDGE" means the actual knowledge of Brian P. Campbell, John
R. Emling, Peter C. DeChants, Kenneth W. Crawford, John F. Brocci, Jerald Benjamin and, with respect to a particular Seller, also includes the General Manager (the Managing Director in the case of Kaydon Limited) and Controller of the Company being sold by such Seller.

      "SHARES" has the meaning set forth in the recitals.

      "SUBSTANTIAL INTEREST" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 50% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 50% of the outstanding equity securities or equity interests in a Person.

      "TARGET NET WORKING CAPITAL" means $10,373,000.

      "TAX" means any federal, state, local or foreign net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value-added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax of any kind whatsoever imposed by any Taxing Authority, and including any fine or penalty thereon.

      "TAX RETURNS" means all Tax returns, statements and reports.

      "TAXING AUTHORITY" means any Governmental Authority responsible for the administration or imposition of any Tax.

      "THRESHOLD DEDUCTIBLE" has the meaning set forth in SECTION 7.5(a).

      "TRANSITION SERVICES AGREEMENT" has the meaning set forth in SECTION
3.2(h).

      "UNAUDITED FINANCIAL STATEMENTS" has the meaning set forth in SECTION 4.5(a).

      "UPWARD ADJUSTMENT AMOUNT" has the meaning set forth in SECTION 2.3(e).

                                   ARTICLE II
                                SALE AND PURCHASE

      2.1 SALE AND PURCHASE OF SHARES. At the Closing (a) Kaydon shall sell, assign and transfer to Moog all of the Electro-Tec Shares, Kaydon Limited shall sell, assign and transfer to Moog U.K. all of the IDM Shares and Acquisition shall sell, assign and transfer to Moog Canada all of the Focal Shares, (b) Buyers shall purchase and acquire the Shares and shall pay and deliver the Purchase Price (as defined in SECTION 2.2 hereof) to Sellers and take the other actions described in this ARTICLE II, and (c) the parties shall take the actions described in ARTICLE III.

      2.2 PURCHASE PRICE.

            (a) Subject to the adjustment set forth in SECTION 2.3, in full consideration for the transfer of the Shares, at the Closing, Buyers shall pay to Sellers, an aggregate amount equal to (i) $72,400,000 minus (ii) $0.00, representing the aggregate amount of Company Debt which is set forth in detail on SCHEDULE 4.25 (such amount, the "PURCHASE PRICE"). The Purchase Price shall be payable to Sellers at the Closing by means of (i) a wire transfer of $64.9 million in immediately available funds in U.S. Dollars to an account designated in writing by Sellers at least three Business Days prior to the Closing Date and
(ii) a wire transfer of $7.5 million in immediately available funds in U.S. Dollars to an account designated in writing by the Escrow Agent, which amount shall be held pursuant to an escrow agreement in the form attached hereto as EXHIBIT F (the "SECTION 116 WITHHOLDING ESCROW AGREEMENT"). The Purchase Price shall be allocated among and paid to the Sellers as set forth on SCHEDULE 2.2(a) and the parties shall report the purchase and sale of the Shares in their respective Tax Returns in accordance with such allocation.

            (b) At the Closing, Buyers shall on behalf of the Companies, cause the Company Debt, if any, which is capable of being prepaid to be repaid in full to the party or parties entitled thereto pursuant to the Payoff Letters.

      2.3 PURCHASE PRICE ADJUSTMENT.

            (a) Final Net Working Capital Statement. Within 60 days after the Closing Date, Moog shall cause to be prepared and delivered to Kaydon a final net working capital statement (the "FINAL NET WORKING CAPITAL STATEMENT"), setting forth the combined Net Working Capital of the Companies as of the close of business on the Closing Date (the "FINAL

NET WORKING CAPITAL"). The Final Net Working Capital Statement is to be prepared in accordance with GAAP and the principles set forth on EXHIBIT A. The Buyers and the Sellers agree that the purpose of the purchase price adjustment contemplated by this SECTION 2.3 is (i) to measure changes between the Target Net Working Capital and the Final Net Working Capital, and (ii) to account for any Cash in the Companies as of the Closing Date. The purchase price adjustment is not intended to permit the introduction of different judgments, accounting methods, policies, practices, procedures, classifications or estimation methodology for purposes of determining the asset and liability balances from those used in the preparation of the Interim Financial Statements except as set forth on EXHIBIT A.

            (b) Dispute. Within 60 days following receipt by Kaydon of the Final Net Working Capital Statement, Kaydon shall deliver written notice to Moog of any dispute it has with respect to the preparation or content of the Final Net Working Capital Statement. Such notice must describe in reasonable detail the specific items contained in the Final Net Working Capital Statement that Kaydon disputes and the dollar amount of each such dispute and provide reasonable supporting documentation for each such dispute. If Kaydon does not notify Moog of a dispute with respect to the Final Net Working Capital Statement within such 60-day period, such Final Net Working Capital Statement will be final, conclusive and binding on the parties. In the event of a notification of a dispute by Kaydon, Moog and Kaydon shall negotiate in good faith to resolve such dispute. If Moog and Kaydon, notwithstanding such good faith effort, fail to resolve such dispute within 30 days after Kaydon advises Moog of its objections, then Moog and Kaydon jointly shall engage the firm of Deloitte & Touche LLP to resolve such dispute. If such firm is unable to serve, Moog and Kaydon shall jointly select an arbiter from an accounting firm of national standing that is not the independent auditor of either Moog or Kaydon (or their respective Affiliates). If Moog and Kaydon are unable to select such an arbiter within such time period, the American Arbitration Association shall make such selection. Deloitte & Touche LLP or any other Person so selected shall be referred to herein as the "the "ARBITRATION FIRM". The Arbitration Firm shall only consider those items and amounts set forth on the Final Net Working Capital Statement as to which Moog and Kaydon have disagreed within the time period specified above and must resolve the matter in accordance with the terms and provisions of this Agreement. Upon the agreement of Moog and Kaydon or the decision of the Arbitration Firm, the Final Net Working Capital Statement will be final, conclusive and binding on the parties. The fees, expenses and costs of the Arbitration Firm will be borne equally by Moog and the Sellers.

            (c) Access. For purposes of complying with the terms set forth in this SECTION 2.3, each party shall cooperate with and make available to the other parties and their respective representatives all information, records, data and working papers, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Final Net Working Capital Statement and the resolution of any disputes thereunder.

            (d) Downward Adjustment. If the Final Net Working Capital (as finally determined pursuant to SECTION 2.3(b)) is less than the Target Net Working Capital, then the Purchase Price will be adjusted such that the net effect to the Purchase Price is a decrease in an amount equal to the shortfall between the Final Net Working Capital and the Target Net Working Capital (the "DOWNWARD ADJUSTMENT AMOUNT"). Sellers shall pay or cause to be paid, by bank wire transfer of immediately available funds, to an account or accounts designated in writing by Buyers, an amount in cash equal to the Downward Adjustment Amount. Such payments shall be made to Buyers within five Business Days from the date on which the Final Net Working Capital is finally determined pursuant to SECTION 2.3(b), plus interest on the Downward Adjustment Amount from the Closing Date to the date of payment thereof at the per annum rate equal to the 90 day London Interbank Offer Rate on the Closing Date, as published in the Wall Street Journal.

            (e) Upward Adjustment. If the Final Net Working Capital (as finally determined pursuant to SECTION 2.3(b)) is greater than the Target Net Working Capital, then the Purchase Price will be adjusted such that the net effect to the Purchase Price is an increase in an amount equal to the excess of the Final Net Working Capital over the Target Net Working Capital (the "UPWARD ADJUSTMENT AMOUNT"). Buyers shall pay or cause to be paid, by bank wire transfer of immediately available funds, to an account designated in writing by Sellers, an amount in cash equal to the Upward Adjustment Amount. Such payments shall be made to Sellers within five Business Days from the date on which the Final Net Working Capital is finally determined pursuant to SECTION 2.3(b), plus interest on the Upward Adjustment Amount from the Closing Date to the date of payment thereof at the per annum rate equal to the 90 day London Interbank Offer Rate on the Closing Date, as published in the Wall Street Journal.

            (f) Any Upward Adjustment Amount or Downward Adjustment Amount shall be allocated among the Sellers in the same proportion as the payment of the Purchase Price and shall be paid to or by each Seller consistent with such allocation.

                                  ARTICLE III
                             CLOSING AND DELIVERIES

      3.1 CLOSING. The closing of the transactions contemplated hereby (the "CLOSING") will take place at the offices of Dykema Gossett PLLC, 2723 S. State St., Ann Arbor, Michigan, on the date hereof. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

      3.2 DELIVERIES BY SELLERS. At the Closing, Sellers shall deliver or cause to be delivered to Buyers the following items:

            (a) The stock certificates representing the Shares, with duly executed stock powers attached in proper form for transfer;

            (b) The Payoff Letters reflecting all outstanding Company Debt which is capable of being prepaid and any necessary UCC termination statements or other releases as may be reasonably required to evidence the satisfaction of such Company Debt;

            (c) The certificate of incorporation (or foreign equivalent) of each Company certified as of the most recent practicable date by the relevant Governmental Authority;

            (d) A certificate of the relevant Governmental Authority as to the good standing of each Company as of the most recent practicable date;

            (e) A certificate of the Secretary of each Company, given by the Secretary on behalf of such Company and not in the Secretary's individual capacity, certifying as to the bylaws (or foreign equivalent) and the incumbency of each officer of such Company and as to the resolutions of the Board of Directors (or equivalent) of such Company authorizing this Agreement and the transactions contemplated hereby;

            (f) Written resignations from the directors and officers of each Company who are listed on SCHEDULE 3.2(f), each effective as of the Closing Date, which resignations shall include a release substantially in the form attached hereto as EXHIBIT E;

            (g) Original corporate record books and stock record books of each Company;

            (h) A duly executed counterpart to the Transition Services Agreement substantially in the form attached hereto as EXHIBIT B (the "TRANSITION SERVICES AGREEMENT");

            (i) A duly executed counterpart to the Section 116 Withholding Escrow Agreement; and

            (j) A duly executed Power of Attorney.

      3.3 DELIVERIES BY BUYERS. At the Closing, Buyers shall deliver to Sellers the following items:

            (a) The Purchase Price paid to Sellers in accordance with SECTION 2.2(a) and the Company Debt which is capable of being prepaid paid to the relevant Persons in accordance with SECTION 2.2(b);

            (b) A certificate of the Secretary of Moog, given by the Secretary on behalf of Moog and not in the Secretary's individual capacity, certifying as to the resolutions of the Board of Directors of Moog authorizing this Agreement and the transactions contemplated hereby (including authorizing and directing Moog U.K. and Moog Canada to enter into this Agreement and to consummate the transactions contemplated hereby);

            (c) A duly executed counterpart to the Transition Services Agreement; and

            (d) A duly executed counterpart to the Section 116 Withholding Escrow Agreement

      3.4 CONSENTS TO ASSIGNMENT. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any Contract, Permit or any claim, right or benefit arising thereunder or resulting therefrom, if the sale of the Shares, without the consent of a Governmental Authority or any other Person, as the case may be, would constitute a breach thereof. If such consent (a "DEFERRED CONSENT") is not obtained, then
(a) the Contract or Permit to which such Deferred Consent relates (a "DEFERRED ITEM") shall be withheld from sale pursuant to this Agreement without any reduction in the

Purchase Price, (b) from and after the Closing, Sellers and Buyers will cooperate, in all reasonable respects (not including the payment of money or other consideration) to obtain such Deferred Consent as soon as practicable after the Closing and (c) until such Deferred Consent is obtained, Sellers and Buyers will cooperate, in all reasonable respects, to provide to Buyers the benefits under the Deferred Item to which such Deferred Consent relates (with Buyers entitled to all the gains and responsible for all the losses, Taxes, liabilities and obligations thereunder) and Sellers shall not transfer any Deferred Item to any other Person or Governmental Authority.

      3.5 STOCK TRANSFER STAMP TAX. Moog U.K. acknowledges that, on the Closing Date, it is acquiring the IDM Shares subject to due stamping in respect of transfer taxes under United Kingdom law. Kaydon Limited shall deliver a Power of Attorney in substantially the form of EXHIBIT G (the "POWER OF ATTORNEY") to secure the interest of Moog U.K. as the buyer of the IDM Shares, which Power of Attorney shall expire on the date on which such taxes are paid in accordance with SECTION 6.4(g) and Moog U.K. is entered in the register of members of IDM as holder of the IDM Shares.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

      The Sellers represent and warrant to Buyers as of the date of this Agreement as follows:

      4.1 ORGANIZATION AND STANDING. Each Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Company is duly qualified to do business, and in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect. Each Seller has full corporate power and authority necessary to carry on the businesses in which it is engaged, and to own and use the properties owned and used by it. Sellers have made available to Moog correct and complete copies of the certificate of incorporation and bylaws (or the foreign equivalent of each of them) of the Companies (each as amended to date) and the minute books (containing the records of meetings of the stockholders and the board of directors or foreign equivalents) and the stock record books of the Companies. No Company is in default under or in violation of any provision of its certificate of incorporation or bylaws (or the foreign equivalent of each of them).

      4.2 CAPITALIZATION. The Shares issued and outstanding as set forth on
SCHEDULE 4.2 represent the only issued and outstanding shares of capital stock of the Companies and are duly authorized, validly issued, fully paid and nonassessable. Kaydon is the record and beneficial owner of the Electro-Tec Shares and has good and valid title to the Electro-Tec Shares, free and clear of all Liens. Kaydon Limited is the record and beneficial owner of the IDM Shares and has good and valid title to the IDM Shares, free and clear of all Liens. Acquisition is the record and beneficial owner of the Focal Shares and has good and valid title to the Focal Shares, free and clear of all Liens. There are no
(a) outstanding securities convertible or exchangeable into shares of capital stock of any Company; (b) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating any Company to issue, transfer, sell or register under the Securities Act or the Exchange Act any shares of its capital stock; or (c) voting trusts or other agreements or understandings to which any Company is a party or by which any Company is bound with respect to the voting, transfer or other disposition of its shares of capital stock.

      4.3 NO SUBSIDIARIES OR INVESTMENTS. No Company owns, directly or indirectly, any outstanding voting stock, membership interests, partnership interests or equity of any other corporation, limited liability company, partnership or other entity, nor does any Company have the right to acquire by any means, an interest or investment representing an equity, profit or voting interest entitling such Company to vote for or appoint the management of any other Person. No Company is subject to any obligation to make any investment (in the form of loans or capital contributions) in any Person.

      4.4 AUTHORITY, VALIDITY AND EFFECT; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

            (a) Each Seller has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated herein. This Agreement, and each other agreement executed and delivered by the Sellers pursuant to this Agreement, has been duly executed and delivered by each Seller pursuant to all necessary authorization and is the legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors' rights generally from time to time in effect, and (b) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at Law or in equity) (collectively
(a) and (b) together, the "GENERAL ENFORCEABILITY EXCEPTIONS").

            (b) Other than as set forth in SCHEDULE 4.4(b), neither the execution and delivery of this Agreement by Sellers, nor the consummation by Sellers of the transactions contemplated herein, nor compliance by Sellers with any of the provisions hereof, will (i) conflict with or result in a breach of any provisions of the certificate of incorporation, bylaws or similar organizational document of Sellers or the Companies, (ii) constitute or result in a material breach of any term, condition or provision of, or constitute a material default under, or give rise to any right of termination, cancellation or acceleration with respect to any Material Contract or Government Contract or Government Subcontract, (iii) violate any Order or Law applicable to the Companies or any of their respective properties or assets or (iv) result in the imposition of any Lien upon the Shares or any of the assets or properties of the Companies.

            (c) Other than as set forth in SCHEDULE 4.4(c), no Consent or Permit is required to be obtained by the Companies or Sellers for the consummation by Sellers of the transactions contemplated in this Agreement that if not obtained would have a Material Adverse Effect.

      4.5 FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES.

            (a) Attached to SCHEDULE 4.5(a) are copies of the following financial statements: (i) the unaudited combined balance sheet of the Companies as of December 31, 2004, and the related unaudited combined statements of income and cash flows for the year then ended, (the "UNAUDITED FINANCIAL STATEMENTS"), and (ii) the unaudited combined balance sheet of the Companies as of July 2, 2005 (the "BALANCE SHEET DATE"), and the related unaudited combined statements of income and cash flows for the six-month period then ended (the "INTERIM FINANCIAL STATEMENTS" and together with the Unaudited Financial Statements, the "FINANCIAL STATEMENTS"). Other than as set forth on SCHEDULE 4.5(a)-1, (x) the books and records of the Companies from which the Unaudited Financial Statements were prepared fairly present in all material respects the assets, liabilities and operations of the Companies and (y) the Unaudited Financial Statements are in conformity with such books and records.

            (b) Other than as set forth in SCHEDULE 4.5(a)-1 AND 4.5(b), the Financial Statements have been prepared by management in accordance with GAAP applied on a consistent basis (except for the absence of footnote disclosure and customary year-end adjustments, none of which will be material) and fairly present, in all material respects, the financial position and results of operations of the Companies as of the dates and for the periods indicated.

            (c) To Sellers' Knowledge, no Company has any liability or obligation of any nature, whether accrued, absolute, contingent, direct, indirect, unliquidated or otherwise, and whether due or to become due, which is not reflected in the Financial Statements or disclosed in the notes thereto, except those (i) which were incurred in the ordinary course of business or (ii) which are described in SCHEDULE 4.5(c).

      4.6 TAXES.

            (a) Each Company has filed all Tax Returns that it was required to file and has paid all Taxes shown thereon as due and owing. All such Tax Returns were correct and complete in all material respects.

            (b) No Company has agreed to any extension or waiver of the statute of limitations applicable to any Tax Return, or agreed to any extension of time with respect to an Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

            (c) The Companies have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

            (d) There are no Liens for unpaid Taxes on the assets of the Companies, except Liens for Taxes of Governmental Authorities not yet due and payable or being contested in good faith by appropriate proceedings for which collection or enforcement against the property is stayed and for which appropriate reserves in accordance with GAAP have been established on the Financial Statements and the Final Net Working Capital Statement.

            (e) As of the date of this Agreement, there is no Action currently pending or, to the Sellers' Knowledge, threatened with respect to any Company in respect of any Tax.

            (f) Since the date of acquisition by Kaydon of such Company, no Company (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than a group the common parent of which is Kaydon), or (ii) has any liability for Income Taxes of any Person (other than such Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

            (g) No Company is subject to any agreement with any Seller or any other Company relating to the sharing, allocation or payment of, or indemnity for, Taxes relating to its business.

      4.7 TITLE; SUFFICIENCY OF ASSETS.

            (a) Except as set forth on SCHEDULE 4.7(a), the Companies have good and valid title to all of the properties and assets, tangible or intangible, owned by the Companies, or a valid leasehold interest in such assets leased by the Companies, free and clear of all Liens except for Permitted Liens, excluding properties and assets sold or disposed of by the Companies in the ordinary course of business since the Balance Sheet Date.

            (b) Except for the "Kaydon" name, as addressed in the Transition Services Agreement, and as set forth on SCHEDULE 4.7(b), the properties and assets, tangible and intangible, that are owned, leased or licensed by the Companies constitute, as of the date hereof, all of the properties and assets, tangible and intangible, used or held for use in the conduct of the business of the Companies as currently conducted by the Companies. The buildings, facilities, machinery, equipment, furniture, leasehold and other improvements, fixtures, vehicles, structures, and other tangible property material to the business or operations of the Companies (the "TANGIBLE PROPERTY") (i) are in reasonable working order (normal wear and tear excepted) and (ii) are suitable for their current use and are currently in use by the Companies in the operation of their respective businesses in the ordinary course.

      4.8 REAL PROPERTY.

            (a) SCHEDULE 4.8(a) contains a complete and accurate description of all real property which is owned by the Companies (the "OWNED REAL PROPERTY"). The Companies have marketable title to the Owned Real Property free and clear of any Liens, except for Permitted Liens.

            (b) Each real estate lease, sublease or other occupancy agreement (each, a "LEASE") with respect to Real Property leased by any Company (the "LEASED REAL PROPERTY") is listed in SCHEDULE 4.8(b) and each Lease is in full force and effect and, other than as set forth on SCHEDULE 4.8(b), all rent and other material sums and charges payable thereunder are current and no Company, or to Sellers' Knowledge, any other party to the Lease, is in breach or default in any material respect with respect thereto. Each Company enjoys peaceful and undisturbed possession of the Leased Real Property.

            (c) The Real Property constitutes all real property interests used in the conduct of the business and operations of the Companies as now conducted.

            (d) No Company has received written notice of any default or breach by the Companies under any covenants, conditions, restrictions, rights-of-way or easements affecting the Real Property, and to the Sellers' Knowledge, no such default or breach now exists.

            (e) No portion of the Real Property or interest therein, including access thereto or any easement benefiting such property, is subject to temporary requisition of use by any Governmental Authority or has been condemned, or taken in any proceeding similar to a condemnation proceeding, nor, to Sellers' Knowledge, is there now pending any condemnation, expropriation, requisition or similar proceeding against the Real Property or any portion thereof.

            (f) No person has any right or option to acquire the Real Property, or any part thereof, or any interest therein, from the Companies. No Company has entered into any agreement with any person granting the right to use, occupy or possess the Real Property.

            (g) There are no existing or, to the Knowledge of the Sellers, threatened, general or special assessments affecting the Companies' interest in the Real Property or any portion thereof.

      4.9 COMPLIANCE WITH LAWS. Other than with respect to compliance with Tax Laws, which is addressed in SECTION 4.6, Laws governing Employee Plans, which is addressed in SECTION 4.11, Environmental Laws, which is addressed in SECTION 4.18, Permits, which is addressed in SECTION 4.10, Governmental Contracts, which is addressed in SECTION 4.13 and employment Laws, which is addressed in SECTION 4.17, each Company:

            (a) is in material compliance with all Laws and Orders applicable to its business, assets, properties or employees conducting its business; and

            (b) has received no written notification or any other written communication from any Governmental Authority within the past two years (i) asserting that such Company is not in compliance with any Law, or (ii) threatening to suspend, cancel or revoke any Permit owned or held by such Company.

      4.10 PERMITS. SCHEDULE 4.10 contains a complete list, as of the date of this Agreement, of all material Permits (including under Environmental Laws) issued to the Companies that are currently used by the Companies in connection with their respective businesses, all of which Permits are in full force and effect. No Company is in material violation of or material default under any such Permit. The Permits listed on SCHEDULE 4.10 constitute all material Permits necessary for the conduct of the business of the Companies as currently conducted by the Companies.

      4.11 EMPLOYEE BENEFIT PLANS.

            (a) SCHEDULE 4.11(a) sets forth a complete list of (i) all "employee benefit plans," as defined in Section 3(3) of ERISA and (ii) all other severance pay, salary continuation, bonus, incentive, stock option, welfare, insurance, fringe benefit, retirement, pension, profit sharing or deferred compensation plans, contracts, programs or funds to which any Company makes or is required to make payments, transfers, or contributions in respect of the employees of such Company (all of the above being hereinafter individually or collectively referred to as "EMPLOYEE PLAN" or "EMPLOYEE PLANS," respectively).

            (b) Sellers have delivered or have caused to be delivered to Moog true and complete copies of (i) the Employee Plans (including related trust agreements, custodial agreements, insurance contracts, investment contracts and other funding arrangements, if any, and adoption agreements, if any), (ii) any amendments to the Employee Plans, (iii) with respect to the Electro-Tec Corporation Employee Retirement Benefit Plan or any other Employee Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code, the latest determination letter of the Internal Revenue Service relating to that Employee Plan; (iv) summary plan descriptions and summaries of material modifications that have been provided to Company Employees; and (v) the three most recent annual reports on Form 5500 prepared in connection with each Employee Plan (if any such report was required), including all attachments (including without limitation the audited financial statements, if any such financial statements were required).

            (c) Each Employee Plan has been maintained, operated, funded and administered in substantial compliance with its terms and any related documents or agreements and in substantial compliance with all applicable Laws.

            (d) Each Employee Plan intended to be qualified under Section 401(a) of the Code has heretofore been determined by the IRS to be so qualified, and each trust created thereunder has heretofore been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code. Those determinations have not been revoked. There are no pending proceedings or, to Sellers' Knowledge, threatened proceedings in which the `qualified' status of any Employee Plan is at issue and in which revocation of the IRS determination letter has been threatened. Each such Employee Plan has not been amended since the receipt of the most recent IRS determination letter, in a manner that would adversely affect the `qualified' status of the Plan.

            (e) The term "FOREIGN PLAN" means any Employee Plan that is maintained outside of the United States. Each Foreign Plan substantially complies with all applicable Law (including, without limitation, applicable Law regarding the form, funding and operation of the Foreign Plan) in all material respects. The Financial Statements reflect the Foreign Plan liabilities and accruals for contributions required to be paid to the Foreign Plans, in accordance with GAAP.

            (f) Except as set forth on SCHEDULE 4.11(f), the Companies have no unfunded liabilities in connection with any pension, post-retirement, defined benefit, deferred compensation or similar plan. All contributions, premium payments and other payments due from the Companies to or under such plans have been paid in a timely manner. No tax or penalty has been incurred by any of the Companies with respect to any Employee Plan.

            (g) There is no Action by any Governmental Authority pending, or to the Sellers' Knowledge, threatened, with respect to any Employee Plan, its related assets or trusts, or any fiduciary, administrator or sponsor of such Employee Plan.

            (h) To Sellers' Knowledge, neither any Employee Plan nor any other Person has engaged in a "prohibited transaction," as defined in ERISA Section 406 or Code Section 4975, with respect to such Employee Plan, for which no individual or class exemption exists.

            (i) Except as disclosed on SCHEDULE 4.11(i), none of the Companies, nor any trade or business, whether or not incorporated, that is deemed to be under common control or affiliated with any of the Sellers within the meaning of ERISA Section 4001 or Code Sections 414(b), (c), (m) or (o), has ever sponsored or had any obligation with respect to, and no Employee Plan is currently, (i) a multi-employer plan (within the meaning of ERISA Section 3(37), (ii) a defined benefit pension plan that is subject to Title IV of ERISA or (iii) an "employee welfare benefit plan," as defined in ERISA Section 3(1), that provides benefits to or on behalf of any person following retirement or other termination of employment (except to the extent required by Code Section 4980B).

            (j) There is no Contract, plan or arrangement covering any employee or former employee of any of the Companies that, individually or in the aggregate, could give rise to the payment by any of the Companies, directly or indirectly, of any amount that would not be deductible pursuant to the terms of Code Section 280G. There has been no disallowance of a deduction under Code
Section 162(m) for employee remuneration of any amount paid or payable by any of the Companies under any contract or Employee Plan.

      4.12 MATERIAL CONTRACTS.

            (a) Set forth in SCHEDULE 4.12(a) is a list of the following Contracts to which any Company is a party (other than Government Contracts and Government Subcontracts, which are addressed in SECTION 4.13) (the "MATERIAL CONTRACTS"):

                  (i) Each Contract that requires any Company to make payments, or entitles any Company to receipts, equal to more than $100,000 per annum.

                  (ii) Each Contract limiting the right of any Company to engage in or compete with any Person in any business or in any geographical area or permits any Company to limit the freedom of any Person to compete in a business with such Company or in any geographic area;

                  (iii) Each commission agreement, sales representative agreement, distributor agreement, consulting agreement or similar Contract;

                  (iv) Each agreement under which any Company has conferred a power of attorney;

                  (v) Any refund, rebate, price adjustment, surcharge, sales promotion, value guarantee or similar Contract;

                  (vi) Indemnification agreements with any director, officer or other third party;

                  (vii) Each agreement for the acquisition or disposition by the Companies of any operating business, whether by merger, stock purchase, asset purchase or otherwise;

                  (viii) Each agreement establishing a partnership, joint venture or other similar agreement or arrangement; and

                  (ix) Each Contract containing a provision providing for punitive damages, or for lost profits, consequential or exemplary damages.

            (b) Each of the Material Contracts is valid and binding on the Company which is a party thereto and, to the Sellers' Knowledge, each other party thereto, subject only to the General Enforceability Exceptions. Each of the Material Contracts is, to Sellers' Knowledge, in full force and effect and neither the Company which is a party to the Material Contract nor, to the Sellers' Knowledge, any other party thereto, is in material default thereunder or in material breach thereof. The Companies have delivered or made available complete and accurate copies of the Material Contracts (including all amendments, modifications and applicable waivers thereto) to Moog.

      4.13 GOVERNMENT CONTRACTS.

            (a) SCHEDULE 4.13(a) lists each Government Contract and Government Subcontract. Except as set forth in SCHEDULE 4.13(a), (i) each Company has complied in all material respects with all terms and conditions of all such Government Contracts and Government Subcontracts, including all clauses, provisions and requirements incorporated expressly by reference therein, (ii) no Governmental Authority nor any prime contractor, subcontractor or other Person has notified Sellers or any Company in writing that a Company has breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any such Government Contract or Government Subcontract in any material respect, (iii) no Company has received any written notice of termination for convenience, notice of termination for default, cure notice or show cause notice pertaining to any such Government Contract or Government Subcontract, (iv) other than in the ordinary course of business, no cost incurred by the Companies pertaining to any such Government Contract or Government Subcontract has been questioned or challenged, is the subject of any audit or investigation or has been disallowed by any Governmental Authority and
(v) no payments due to the Companies pertaining to any such Government Contracts or Government Subcontracts have been withheld or set off, nor has any written claim been made to withhold or set off money, and the Companies are entitled to all payments received to date with respect thereto.

            (b) To Sellers' Knowledge, except as set forth on SCHEDULE 4.13(b)
(i) neither any Company nor any director, officer, employee, consultant or other representative of any Company is or has been under administrative, civil or criminal investigation, indictment or information by any Governmental Authority or any audit or investigation of any Company with respect to any alleged act or omission arising under or relating to any Government Contract or Government Subcontract and (ii) no Company has made voluntary disclosure with respect to any alleged irregularity, mischarging, misstatement or omission arising under or related to any Government Contract or Government Subcontract that has led or would be reasonably likely to lead, to any of the consequences set forth in clauses (i) above or any other damage, penalty assessment, recoupment or payment or disallowance of cost.

            (c) There are no material outstanding claims against any Company, either by any Governmental Authority or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract or Government Subcontract.

            (d) Neither any Company nor any director, officer or employee of any Company has been suspended, proposed for disbarment or debarred from participation in the award of any Government Contract, offer or bid with the United States government or any other Governmental Authority (excluding for this purpose ineligibility to bid on certain Government Contracts due to generally applicable bidding requirements).

            (e) To Sellers' Knowledge, no Government Contract or Government Subcontract contains any provisions under which any Governmental Authority or any other Person is given unlimited rights in any Intellectual Property.

      4.14 LEGAL PROCEEDINGS. As of the date of this Agreement, except as set forth in SCHEDULE 4.14, there are no Actions pending, or, to the Sellers' Knowledge, threatened, against any Company or to which any Company is a party or relating to any of the assets or properties of any Company with an amount in controversy in excess of $100,000. No Company or any of the assets or properties of any Company is subject to any Order.

      4.15 INTELLECTUAL PROPERTY.

            (a) SCHEDULE 4.15(a) identifies all of the Intellectual Property which is owned by and currently used in the business of the Companies including, but not limited to, the following: (i) each patent, trademark registration, or copyright registration that has been issued to, and that is currently pending and unexpired, for any Intellectual Property; (ii) each pending patent application or application for registration that any Company has made for any of its Intellectual Property; and (iii) each registered or unregistered trademark, service mark, trade name, corporate name or Internet domain name. SCHEDULE 4.15(a) also identifies all of the Intellectual Property used by the Company pursuant to a license or sublicense. Except for the "Kaydon" name and as addressed in the Transition Services Agreement, each Company owns free and clear of all Liens, or has the right to use pursuant to a legal, valid, binding and enforceable license, sublicense, agreement or permission, all Intellectual Property necessary for the operation of its business as presently conducted. The Companies have delivered to Moog correct and complete copies of all such patents, registrations, applications, licenses and agreements (as amended to date).

            (b) Except with respect to Government Contracts and Government Subcontracts (which are addressed in SECTION 4.13), with respect to each item of Intellectual Property owned by the Companies (i) no Company has granted any license or other right (including under any Government Contract or Government Subcontract) that does or that will, subsequent to the Closing Date, permit or enable anyone other than such Company to use any such Intellectual Property,
(ii) no Action is pending or, to the Knowledge of the Sellers, threatened which challenges the legality, validity, enforceability, use or ownership of the item and (iii) other than routine indemnities given to distributors, sales representatives, dealers and customers, no Company has any current obligations to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

            (c) No Company has received any notice of a claim and, to the Sellers' Knowledge, there is no threatened claim, against any Company asserting that any of the Intellectual Property owned by the Companies infringes or violates the rights of any Person. No Company has within the last two years given any notice to any Person asserting infringement by such Person of any of the Intellectual Property owned by the Companies.

            (d) The Companies have taken reasonable commercial actions to maintain and protect each item of Intellectual Property owned by them.

            (e) With respect to each item of Intellectual Property which is used by any Company pursuant to a license, sublicense or other agreement: (i) the license, sublicense or other agreement covering the item is valid and binding on the Company and, to Sellers' Knowledge, the other party thereto and (ii) no Company, nor, to Sellers' Knowledge, any other party to the license, sublicense or other agreement is in material breach or default thereof.

      4.16 INSURANCE. There are no outstanding claims by the Companies under any insurance policies covering the Companies and their respective businesses except for routine claims under worker's compensation and Employee Plans. There is no claim pending under any policy as to which coverage has been denied or disputed in writing by the underwriter of such policy.

      4.17 PERSONNEL.

            (a) No (i) Company is a party to or subject to any collective bargaining agreements, shop floor agreement or other agreement or understanding with a labor union or labor organization and (ii) labor union or other collective bargaining unit represents any Company Employee. To the Sellers' Knowledge, there is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certifications election with respect to the Company Employees.

            (b) There are no unfair labor practice charges, complaints or Actions involving employees or former employees of the Companies pending against any Company before the National Labor Relations Board or similar foreign entity; there is no labor strike, lockout, organized slowdown, organized work stoppage, material dispute or other material labor controversy in effect or, to the Sellers' Knowledge, threatened against any of the Companies; and there has been no charge of discrimination filed against or, to Sellers' Knowledge, threatened against any Company with the Equal Employment Opportunity Commission or similar Governmental Authority. No Company has experienced a labor strike, labor disturbance, slowdown, work stoppage or other labor dispute at any time during the three years immediately preceding the date of this Agreement.

            (c) SCHEDULE 4.17(c) sets forth the name, job title, and total compensation (including bonuses, commissions or incentive compensation) for each of the last two calendar years of each employee of the Companies (the "COMPANY EMPLOYEES"). Except as set forth on SCHEDULE 4.17(c), none of the Company Employees have notified any Company or been notified by any Company that he or she will cancel, has canceled or otherwise will terminate such employee's relationship with the Companies.

            (d) Each Company has paid in full to each Company Employee all wages, salaries, commissions, bonuses, benefits, and other compensation due to such employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other Law. Other than as set forth in SCHEDULE 4.17(d), no Company is liable for any severance pay or other payments to any employee or former employee arising from the termination of employment, and Buyers will not have any liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises as a result of or in connection with the transactions contemplated by this Agreement or as a result of the termination by any Company of any employee on or before the Closing Date.

            (e) No Company Employee is on or subject to any layoff, short-term or long-term disability, workers compensation claim or other leave of absence except as set forth on SCHEDULE 4.17(e).

            (f) Except as set forth on SCHEDULE 4.17(f) or as except as otherwise provided by Law, each of the Company Employees is an employee at will.

            (g) Each Company with respect to its business (i) is in material compliance with all applicable Laws respecting employment (including under the Occupational Safety and Health Administration), employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to the Company Employees, (ii) has withheld all amounts required by Law or by agreement to be withheld from wages, salaries and other payments to the Company Employees and (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and no Company has received within the past three years any written notice of failure to comply with any of these requirements that have not been rectified.

            (h) With respect to each Company Employee who works in the United States who was hired by a Company on and after November 6, 1986, the Company which employs such employee has on file a valid Form I-9 for each such employee. All Company Employees who work in the United States are (i) United States citizens or lawful permanent residents of the United States, (ii) aliens whose right to work in the United States is unrestricted, (iii) aliens who have valid, unexpired work authorization issued by the Attorney General of the United States (Immigration and Naturalization Service) or (iv) aliens who have been continually employed by the Company which employs them since November 6, 1986. With respect to such employees, no Company has been the subject of an immigration compliance or employment visit from, nor has any Company been assessed any fine or penalty by, or been the subject of any order or directive of, the United States Department of Labor or the Attorney General of the United States (Immigration and Naturalization Service).

            (i) SCHEDULE 4.17(i) states the number of Company Employees in the United States terminated by Electro-Tec in the three months prior to the date of this Agreement and contains a complete and accurate list of the following information for each such Company Employee who has been terminated or laid off (other than for cause), or whose hours of work have been reduced by more than fifty percent (50%) by Electro-Tec, in the six (6) months prior to the date of this Agreement: (i) the date of such termination, layoff or reduction in hours,

(ii) the reason for such termination, layoff or reduction in hours and (iii) the location to which the employee was assigned.

      4.18 ENVIRONMENTAL MATTERS. Except as set forth on SCHEDULE 4.18:

            (a) Except as would not result in a material liability to any Company, each Company and the operations of its business is in compliance with all Environmental Laws;

            (b) No Company has generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Materials, except in material compliance with all applicable Environmental Laws;

            (c) No Company has received any written notice or inquiry from any Governmental Authority, operator, tenant, subtenant, licensee or occupant of the Real Property with regard to any release of any Hazardous Materials by any Company at or in the vicinity of any Real Property in violation of Environmental Laws;

            (d) To Sellers' Knowledge, no underground storage tanks, polychlorinated byphenyls, or friable asbestos materials now exist on the Real Property;

            (e) Sellers have provided to Moog complete and accurate copies of "Phase 1" and "Phase II" environmental site assessments of the environmental conditions of the Real Property and the operations thereat, to the extent in the possession of Sellers;

            (f) There are no Contracts, Orders or Permit conditions, or other orders or directives of any Governmental Authority relating to the past, present or future ownership, use, operation, sale, transfer or conveyance of the Companies' assets or the Real Property that require any change in the present condition of such assets or the Real Property or any work, repair, construction, containment, clean-up, investigation, study, removal or other remedial action or capital expenditure in order for such assets or the Real Property to be in compliance with any applicable Environmental Law or Permit under any Environmental Law;

            (g) There are no notices, Liens or Actions, pending or, to Sellers' Knowledge, threatened, that seek money damages, injunctive relief, remedial action or any other remedy, that arise out of, relate to, or result from, (i) any Environmental Law (including, but not limited to, a claim that any Company is or may be a potentially responsible person or otherwise liable in connection with any Release or threat of Release of any Hazardous Material at any place at any time), (ii) any non-compliance or alleged non-compliance with any Permit under any Environmental Law or (iii) human exposure to any Hazardous Material, noise, vibration or nuisance of whatever kind arising out of the condition of the Companies' assets or the Real Property or the ownership, use, operation, sale, transfer or conveyance thereof.

The only representations and warranties given by the Sellers in respect of Environmental Laws are those contained in this SECTION 4.18 and no other representation or warranty in this Agreement will be deemed, directly or indirectly, to be a representation or warranty in any matter relating to Environmental Laws except for SECTION 4.10 regarding Permits under Environmental Laws.

      4.19 CONDUCT OF BUSINESS IN ORDINARY COURSE. Except for the transactions contemplated hereby or as set forth on SCHEDULE 4.19, and except for distributions of Cash, since the Balance Sheet Date each Company has conducted its respective businesses and operations in the ordinary course of business consistent with past practice, including, without limitation, as to the collection of receivables and payment of accounts payable. Since the Balance Sheet Date, there has been no Material Adverse Effect. Without limiting the foregoing and except as set forth on SCHEDULE 4.19, since the Balance Sheet Date, there has not been, with respect to any Company, any:

            (a) increase in the compensation of or granting of bonuses payable or to become payable by such Company to any officer or employee of such Company's business, other than annual increases or bonuses consistent with such Company's past practices;

            (b) sale or transfer by such Company of any tangible or intangible asset of such Company's business or any cancellation of any claim in connection with such business, except in the ordinary course of business;

            (c) change in accounting methods or principles of such Company's business;

            (d) damage, destruction or loss (whether or not covered by insurance) to its assets in excess of $25,000;

            (e) dividends declared or paid or any distributions made on its capital stock or any shares of its capital stock redeemed or purchased (other than cash dividends and distributions); or

            (f) acquisition of all or any part of the assets, properties, capital stock or business of any other Person, whether by merger, consolidation, stock purchase, asset purchase or otherwise.

      4.20 SUPPLIERS AND CUSTOMERS. No supplier or customer of the Companies' business has provided written notice to any Company that such supplier or customer intends to terminate its relationship with such Company, and to Sellers' Knowledge, (i) no such supplier or customer intends to terminate such relationship and (ii) there is no material dispute with any such supplier or customer.

      4.21 ABSENCE OF CERTAIN COMMERCIAL PRACTICES. No Company has in violation of any Law: (a) given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier, governmental employee or official or any other Person who is or may be in a position to help or hinder such Company or assist in connection with any proposed transaction, which gift or similar benefit, if not given in the past, might have adversely affected the business or prospects of such Company, or which, if not continued in the future, might adversely affect the business or prospects of such Company, or (b) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to governmental officials or others or established or maintained any unlawful or unrecorded funds. No Company has accepted or received any unlawful contributions, payments, gifts, entertainment or expenditures.

      4.22 WARRANTY; PRODUCT LIABILITY.

            (a) SCHEDULE 4.22(a) contains a true and complete list of any express warranties given by any Company covering or relating to any of its products or services, including those related to the warranty obligations.

            (b) SCHEDULE 4.22(b) sets forth a true and complete list of (i) all products manufactured, marketed or sold by the Companies that have been recalled or withdrawn (whether voluntarily or otherwise) at any time during the past five
(5) years (for purposes of this Section 4.22, a product shall have been recalled or withdrawn if all or a substantial number of products in a product line were recalled or withdrawn) and (ii) all Actions (whether completed or pending) at any time during the past five (5) years seeking the recall, withdrawal, suspension or seizure of any product sold by the Companies.

            (c) Except as provided in any of the standard product warranties described in SCHEDULE 4.22(a), no Company has sold any products or services which are subject to an extended warranty.

            (d) To Sellers' Knowledge, there are no statements, citations or decisions by any Governmental Authority or regulatory body or any product testing laboratory stating that any product of any Company is unsafe or fails to meet any standards, whether mandatory or voluntary, promulgated by such Governmental Authority or regulatory body or testing laboratory, nor have there been any mandatory or voluntary recalls, field fix or retrofit of any product of any Company.

      4.23 NO BROKERS. No broker, finder or similar agent has been employed by or on behalf of Sellers or the Companies, and no Person with which Sellers or the Companies has had any dealings or communications of any kind is entitled to any brokerage commission, finder's fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

      4.24 TRANSACTIONS WITH STOCKHOLDERS, OFFICERS, DIRECTORS, ETC. Except as disclosed in SCHEDULE 4.24, and other than accrued but unpaid salary due from the end of the last pay period, there are (a) no amounts owing from any Company to any (i) Affiliate of any Company, (ii) present or former stockholder, officer, director, member, partner or employee of any Company or any Affiliate of any Company or (iii) limited liability company, corporation, partnership, trust or other entity in which any Person described in clause (ii) has a Substantial Interest as a member, shareholder, partner, trustee or otherwise,
(b) no amounts owing from any such Person to any Company, nor have there been since the Balance Sheet Date, or are there currently pending any transactions between any Company and any such Person except as set forth on SCHEDULE 1 and
(c) except for the "Kaydon" name and as addressed in the Transition Services Agreement, no assets or properties used in the business of any Company which are owned, leased or licensed by any Affiliate of any Company.

      4.25 COMPANY DEBT. The total amount of the Company Debt, including the amount of any penalties or other expenses which will be incurred in connection with the prepayment of any Company Debt on the date hereof, is set forth on
SCHEDULE 4.25.

      4.26 LOSS CONTRACTS. Except as set forth in SCHEDULE 4.26, no Company is a party to any Contract where, to Sellers' Knowledge, the Cost of Completion of such Contract (net of reserves set aside in the Interim Financial Statements for such type of losses) would be reasonably expected to significantly exceed the balance of monies to be paid by a customer or other Person to such Company under such Contract.

      4.27 EXPORT CONTROL REGULATIONS. SCHEDULE 4.27 contains a true and complete list of all (a) active, pending and proposed export licenses issued by the United States Government for the products exported by the Companies and (b) voluntary written disclosures made that are currently open for submission to the United States Government with respect to import and export matters.

      4.28 BANKS, BROKERS AND PROXIES. SCHEDULE 4.28 sets forth:

            (a) the name of each bank, trust company, securities or other broker or other financial institution with which any Company has an account, credit line or safe deposit box or vault;

            (b) the name of each Person authorized by any Company to draw thereon or to have access to any safe deposit box or vault;

            (c) the purpose of each such account, safe deposit box or vault; and

            (d) the names of all Persons authorized by proxy, powers of attorney or other instruments to act on behalf of any Company in matters concerning its business or affairs.

All such accounts, credit lines, safe deposit boxes and vaults are maintained by the applicable Company for normal business purposes, and no such proxies, powers of attorney or other like instruments are irrevocable.

      4.29 ACCOUNTS PAYABLE AND NOTES PAYABLE; ACCRUALS. The accounts payable, the notes payable and the accruals reflected in the Financial Statements have arisen in bona fide arm's-length transactions in the ordinary course of business, except for pricing and payment terms on intercompany sales.

      4.30 ACCOUNTS RECEIVABLE. All accounts receivable of the Companies reflected in the Financial Statements arose from bona fide transactions relating to the sale of goods or the provision of services in the ordinary course of business. No right of offset has been asserted in writing against any such accounts receivable and no agreement for deduction or discount has been made with respect to any such accounts receivable.

      4.31 INVENTORY. Except as set forth on SCHEDULE 4.31, all inventory of the Companies reflected in the Interim Financial Statements (i) is located at the Real Property, (ii) is in good and merchantable condition and (iii) consists only of items of a quality or quantity commercially usable and saleable in the ordinary course of business, except for excess and obsolete items and items of below standard quality, all of which have been written off or written down to net realizable value in the Interim Financial Statements (based on the Companies' accounting policies and procedures applied on a consistent basis with those used in the preparation of the

Financial Statements). Except as set forth on SCHEDULE 4.31, none of the inventory of the Companies is on consignment. The inventory as reflected in the Financial Statements has been valued at the lower of cost basis or fair market value, net of reserves, in a manner consistent with past practices and procedures (including, but not limited to, the method of computing overhead and other indirect expenses to be applied to inventory).

      4.32 DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. Except as expressly set forth in this ARTICLE IV, the Sellers make no representation or warranty, express or implied, at law or in equity, in respect of the Companies or any of their respective assets, liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF BUYERS

      Buyers represent and warrant to Sellers as follows:

      5.1 INVESTMENT INTENT. The Shares are being purchased for the account of Buyers and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act and the rules and regulations promulgated thereunder. Buyers acknowledge that each is informed as to the risks of the transactions contemplated hereby and of ownership of the Shares; provided, however, that such representation shall not affect the liability of Sellers for any breach of their representations and warranties contained in this Agreement. Buyers acknowledge that the Shares have not been registered under the Securities Act or the Exchange Act or any state or foreign securities laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act or the Exchange Act and any applicable state or foreign securities laws.

      5.2 ORGANIZATION AND STANDING. Each Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Buyer is duly qualified to do business, and in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on such Buyer.

      5.3 AUTHORIZATION, VALIDITY AND EFFECT. Each Buyer has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated herein. This Agreement, and each other agreement executed and delivered by the Buyers pursuant to this Agreement has been duly executed and delivered by each Buyer pursuant to all necessary authorization and is the legal, valid and binding obligation of each Buyer, enforceable against each Buyer in accordance with its terms, except as limited by the General Enforceability Exceptions.

      5.4 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

            (a) Neither the execution and delivery of this Agreement by Buyers, nor the consummation by Buyers of the transactions contemplated herein, nor compliance by Buyers with any of the provisions hereof, will (i) conflict with or result in a breach of any provisions of the articles or certificate of incorporation or by-laws or equivalent organizational documents of Buyers, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon, any property or assets of Buyers or, pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which it is a party or by which any Buyer or any of its properties or assets may be subject, and that would, in any such event, have a material adverse effect on such Buyer, or (iii) violate any Order or Law applicable to any Buyer or any of its properties or assets.

            (b) No Consent is necessary for the consummation by Buyers of the transactions contemplated in this Agreement.

      5.5 NO RELIANCE. The purchase of the Shares by Buyers and the consummation of the transactions contemplated hereunder by Buyers are not done in reliance upon any warranty or representation by, or information from, Sellers or any Company of any sort, oral or written, except the representations and warranties specifically set forth in this Agreement (including the Schedules and Exhibits hereto) and in any certificates required to be delivered to Buyers by Sellers hereunder and thereunder.

      5.6 LITIGATION. There are no Actions pending or, to Buyers' knowledge, overtly threatened against or affecting any Buyer at law or in equity, or before or by any Governmental Authority that would adversely affect such Buyer's performance under this Agreement or the consummation of the transactions contemplated hereby.

      5.7 NO BROKERS. No broker, finder or similar agent has been employed by or on behalf of Buyers, and no Person with which Buyers have had any dealings or communications of any kind is entitled to any brokerage commission, finder's fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE VI
                            COVENANTS AND AGREEMENTS

      6.1 PUBLICITY. Kaydon and Moog will mutually agree on a press release announcing the transactions contemplated by this Agreement. After such press release is issued, Kaydon and Moog will be entitled to issue any further press releases or make any such other public announcements without obtaining such prior approval of the other Party.

      6.2 RECORDS. With respect to the financial books and records and minute books of the Companies relating to matters on or prior to the Closing Date: (a) for a period of five years after the Closing Date, Buyers shall not cause or permit their destruction or disposal without first offering to surrender them to Kaydon, and (b) where there is a legitimate purpose, including, without limitation, an audit of any Seller by the IRS or any other Taxing Authority, Buyers shall allow Kaydon and its representatives reasonable access to such books and records during regular business hours. With respect to the financial books and records of the Sellers relating to Company matters on or prior to the Closing Date: (a) for a period of five years after the Closing Date, Sellers shall not cause or permit their destruction or disposal without first offering to surrender them to Moog, and
(b) where there is a legitimate purpose, including, without limitation, an audit of any Buyer or any Company by the IRS or any other Taxing Authority, Kaydon shall allow Moog and its representatives reasonable access to such books and records during regular business hours. Notwithstanding anything in this Agreement to the contrary, upon Closing, all books and records located at the Companies' facilities shall be the property of Buyers.

      6.3 EMPLOYEE MATTERS. Following the Closing, Buyers will use their reasonable best efforts to retain all Company Employees; provided, however, that nothing in this Agreement shall limit the right of Buyers to terminate the employment of any Company Employee following the Closing Date. Effective as of the Closing Date and for a period of at least twenty-four (24) months thereafter, Buyers shall cause the Companies to continue to provide the Company Employees with compensation and employee benefits that are, in the aggregate, and not on an individual basis, substantially equivalent to those provided to them immediately prior to the Closing Date. Buyers shall provide severance and continuation benefits to each Company Employee in the amounts and on the terms and conditions as set forth on EXHIBIT C.

      6.4 TAX MATTERS.

            (a) Code Section 338(h)(10) Election.

                  (i) Kaydon and Moog agree that they shall jointly make or cause to be made a Code Section 338(h)(10) Election (and any corresponding election under state or local law where available) ("SECTION 338 ELECTION") with respect to the purchase and sale of the Electro-Tec Shares. Kaydon will include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on its Tax Returns to the extent required by applicable Law. Kaydon also shall pay any Tax imposed on Electro-Tec attributable to making the Section 338 Election, including (i) any Tax imposed under Reg. Section 1.338(h)(10)-1T and
      (d)(5), or (ii) any state, local or foreign Tax imposed on Electro-Tec's gains.

                  (ii) As soon after the Closing Date as is practicable and in any event not later than 60 days after the Closing Date, Moog shall complete final Forms 8023 and 8883 (and all required attachments) and any similar forms required to be filed in order to effect the Section 338 Election under state or local law and shall present such forms to Kaydon for approval (which approval shall not be unreasonably withheld or delayed) promptly after their completion. For purposes of the Section 338 Election, the aggregate amount of (A) the Purchase Price allocated to Electro-Tec pursuant to SCHEDULE 2.2(a) (with adjustments being allocated in accordance with SECTION 2.3) and (B) the liabilities of Electro-Tec shall be allocated to the assets of Electro-Tec for all purposes (including tax and financial accounting purposes) in a manner consistent with the methodology set forth on EXHIBIT D. If there is a dispute concerning the application of such methodology to the final Section 338 Election forms, Moog and Kaydon shall attempt to resolve such dispute and if they have not done so within thirty days after receipt by Kaydon of the proposed forms, all unresolved items shall be submitted to the Arbitration Firm for resolution in accordance with such methodology. The parties shall direct the Arbitration Firm to resolve the dispute within twenty days of submission or as soon thereafter as practicable and in any event not later than thirty days prior to any filing deadline. The determination of the Arbitration Firm shall be final and binding on the parties, and judgment on such determination may be entered in any court having jurisdiction. Kaydon and Moog shall each be responsible for one-half of the fees and expenses of the Arbitration Firm under this Section.

                  (iii) Kaydon shall cooperate with Moog in filing such election forms and Moog shall take any other actions that are necessary for making or perfecting the elections and Moog shall execute Forms 8023 and 8883 and such other applicable election forms.

                  (iv) Moog and Kaydon shall report all transactions pursuant to this Agreement consistent with the Section 338 Election, except where required otherwise by applicable state law, and shall take no position contrary thereto unless required to do so pursuant to a "determination" within the meaning of Section 1313 of the Code. Kaydon shall pay any and all Taxes attributable to the making of the Section 338 Election and shall indemnify Moog and Electro Tec against any Loss (as defined in SECTION 7.2) relating to such Taxes.

                  (v) The parties agree that a violation of the provisions of this SECTION 6.4(a) is a proper subject of injunctive relief.

            (b) Preparation of Tax Returns. Kaydon will prepare or cause to be prepared and file or cause to be filed all income Tax Returns for the Companies for all periods ending on or prior to the Closing Date which are filed after the Closing Date and Kaydon will pay or cause to be paid all Taxes due thereon. Moog will cause to prepare or be prepared and file or cause to be filed all income Tax Returns for the Companies for all periods ending after the Closing Date and will pay or cause to be paid all Taxes due thereon. Moog will also prepare or cause to be prepared and will file or cause to be filed all other Tax Returns for the Companies for all periods ending on or prior to the Closing Date which are filed after the Closing Date in a manner consistent with prior returns. Moog will permit Kaydon to review and comment on each such Tax Return described in the preceding sentence prior to filing and will make such revisions reasonably requested by Kaydon.

            (c) Cooperation on Tax Matters.

                  (i) The Parties will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation will include the retention and (upon the other Party's request) the provision of records and information reasonably relevant to any such filing, audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree that the Buyers will cause the Companies (i) to retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Moog or Kaydon, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and
      (ii) give the Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if a Party so requests, the Companies will allow such Party to take possession of such books and records.

                  (ii) The Parties further agree, upon request, to use their commercially reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including without limitation with respect to the transactions contemplated by this Agreement).

            (d) Refunds and Tax Benefits; Amended Returns. Any Tax refunds that are received by any of the Buyers or any of the Companies, and any amounts credited against Tax to which any of the Buyers or any of the Companies become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date will be for the account of the Sellers, and the Buyers will pay over to the Sellers any such refund or the amount of any such credit within 15 days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding that relates to Tax periods or portions thereof ending on or before the Closing Date results in a payment or credit against Tax by a Taxing Authority to any of the Buyers or any of the Companies, the Buyers will pay such amount to the Sellers within 15 days after receipt or entitlement thereto. Following the Closing, the Buyers will not file an amended Tax Return for the Companies for a Tax period beginning before the Closing Date without the advance written consent of Kaydon. If requested by Kaydon, the Buyers shall, at Kaydon's sole cost and expense, file a claim for refund or amended Tax Return with respect to Tax periods of the Companies ending on or prior to the Closing Date unless the Buyers determine in good faith that such claim or Tax Return is contrary to applicable Law.

            (e) Disallowed Deductions.

                  (i) If, in connection with any audit or other investigation by any Taxing Authority of any Taxes payable by Sellers for any period ending on or prior to the Closing Date: (A) any deduction claimed by any of the Sellers with respect to any such pre-Closing tax period is disallowed by the Taxing Authority conducting such audit or investigation and (B) the Taxing Authority which is conducting such audit or investigation agrees that any of the Buyers or any of the Companies will be permitted to use such deduction for purposes of calculating the Taxes due and payable by any of the Buyers or any of the Companies with respect to any period ending after the Closing Date (any such deduction being hereinafter referred to as a "SELLERS' DISALLOWED DEDUCTION"), then Buyers agree to pay to Sellers an amount equal to the amount of the Sellers' Disallowed Deduction multiplied by the applicable tax rate of Buyers or the Companies, as the case may be, in the jurisdiction in which such Tax audit or investigation is being conducted and in the year the Sellers' Disallowed Deduction may be used by Buyers or the Companies, no later than thirty (30) days following the date on which the applicable Taxing Authority issues a written statement which indicates that the Sellers' Disallowed Deduction may not be used by Sellers in connection with their calculation of the Taxes payable for periods ending on or before the Closing Date but may be used for purposes of calculating the Taxes payable by Buyers or the Companies for any period ending after the Closing Date. Sellers will provide Buyers or the Companies with such information as may be reasonably requested by Buyers in order to enable Buyers or the Companies to use the Sellers' Disallowed Deduction and file a claim for a tax refund for any tax period ending after the Closing Date in which the Sellers' Disallowed Deduction may be used. Buyers shall reimburse Sellers for all reasonable out-of-pocket costs incurred by Sellers in connection with the taking of any action which Buyers request Sellers to take in connection with the filing of any such claim for a tax refund.

                  (ii) If, in connection with any audit or other investigation by any Taxing Authority of any Taxes payable by Buyers or the Companies for any period after the Closing Date, (A) any deduction claimed by any of the Buyers or any of the Companies with respect to any such post-Closing tax period is disallowed by the Taxing Authority conducting such audit or investigation and (B) the Taxing Authority which is conducting such audit or investigation agrees that Sellers will be permitted to use such deduction for purposes of calculating the Taxes due and payable by them with respect to any period on or before the Closing Date (any such deduction being hereinafter referred to as a "BUYERS' DISALLOWED DEDUCTION"), then, Sellers agrees to pay to Buyers an amount equal to the amount of the Buyers' Disallowed Deduction multiplied by Sellers' applicable tax rate in the jurisdiction in which such Tax audit or investigation is being conducted and in the year the Buyers' Disallowed Deduction may be used by Sellers or Buyers, no later than thirty (30) days following the date on which the applicable Taxing Authority issues a written statement which indicates that the Buyers' Disallowed Deduction may not be used by Buyers or the Companies in connection with their calculation of the Taxes payable for periods ending after the Closing Date but may be used for purposes of calculating the Taxes payable by Sellers or Buyers for any period ending on or before the Closing Date. Buyers will provide Sellers with such information as may be reasonably requested by Sellers in order to enable Sellers to use the Buyers' Disallowed Deduction and file a claim for a tax refund for any tax period ending on or before the Closing Date in which the Buyers' Disallowed Deduction may be used. Sellers shall reimburse Buyers for all reasonable out-of-pocket costs incurred by Buyers or the Companies in connection with the taking of any action which Sellers request Buyers or the Companies to take in connection with the filing of any such claim for a tax refund.

            (f) Notwithstanding any provision of this SECTION 6.4, Buyers shall have the right to participate in any audit, examination or proceeding, any claim for refund to any other action described in this SECTION 6.4, if, as a result of such audit, examination or proceeding, claim for refund or other action, the Taxes payable by Buyers would likely be materially increased for any past, current or future period.

            (g) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement are to be paid by Buyers when due, and Buyers shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the parties to this Agreement shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns or other documentation.

      6.5 KAYDON NAME. Buyers acknowledge and agree that notwithstanding anything else in this Agreement they are not acquiring and have no right to use the name "Kaydon" or any variation thereof.

      6.6 INSURANCE CLAIMS. In the event that, after the Closing, Buyers suffer any loss, arising out of a third party claim or otherwise, that Buyers notify Sellers would be covered by any insurance policy maintained by or for the benefit of Sellers or any asset used in the business of the Companies, Sellers shall present and diligently prosecute a claim for payment under such policy in respect of such loss, and pay to Buyers the proceeds of such claim under such policy as reimbursement in respect of the amount of such loss. Losses reimbursed under this SECTION 6.6 shall not (to the extent of such reimbursement) be taken into account in calculating the Threshold Deductible.

      6.7 CHANGE OF NAME AGREEMENTS. As soon as practicable following the Closing and to the extent required under applicable Law, Buyers shall prepare, in accordance with Federal Acquisition Regulations, 48 C.F.R. Section 42.12, and any applicable agency regulations or policies, a written request meeting the requirements of the Federal Acquisition Regulations Part 42, as reasonably interpreted by the Responsible Contracting Officer (as such term is defined in Federal Acquisition Regulations Part 42), which shall be submitted by Buyers to each Responsible Contracting Officer, for the applicable U.S. Governmental Authority to recognize a change in the contractor's name for each Government Contract and Government Subcontract, if applicable. Sellers shall cooperate with Buyers as necessary to effect such name change.

      6.8 ADDITIONAL INFORMATION FOR SEC FILINGS.

            (a) Sellers shall cooperate with Moog in the event that financial statements and other financial data, or other information relating to Sellers and their Affiliates, is required (i) to be included in any registration statement or other filing by Moog with the United States Securities and Exchange Commission (the "SEC"), (ii) to comply with SEC Laws, rules and regulations relating to any such registration statement or filing or (iii) to comply with other applicable Law. Moog shall pay or reimburse, as the case may be, Sellers for any reasonable out-of-pocket expenses incurred by them in complying with this SECTION 6.8(a) which they would not have incurred but for the requirements of this SECTION 6.8(a).

            (b) Buyers shall cooperate with Kaydon in the event that financial statements and other financial data, or other information relating to the Companies, is required (i) to be included in any registration statement or other filing by Kaydon with the United States Securities and Exchange Commission (the "SEC"), (ii) to comply with SEC Laws, rules and regulations relating to any such registration statement or filing or (iii) to comply with other applicable Law. Kaydon shall pay or reimburse, as the case may be, Buyers for any reasonable out-of-pocket expenses incurred by them in complying with this SECTION 6.8(b) which they would not have incurred but for the requirements of this SECTION 6.8(b).

      6.9 INTERCOMPANY DEBT. To the extent not fully paid or otherwise satisfied or settled prior to Closing, Kaydon will fully pay, satisfy or otherwise settle all Intercompany Debt, or cause such Intercompany Debt to be fully paid, satisfied or otherwise settled, promptly following the Closing.

      6.10 SALE BONUS PAYMENTS. With respect to each agreement listed on
SCHEDULE 6.10, Moog shall pay, or cause to be paid, on behalf of Kaydon, the sale bonuses payable under each such agreement to the parties entitled thereto, in each case in accordance with the terms of the applicable agreement. Promptly following Kaydon's receipt of proof of payment satisfactory to Kaydon in its sole discretion, Kaydon shall reimburse Moog for all sale bonus payments actually paid under this SECTION 6.10.

      6.11 CERTAIN PATENT. From and after the Closing Date, Kaydon shall cooperate, and shall cause Acquisition to cooperate, with Moog and Focal in all actions necessary to assign ownership of U.K. Patent 2179173 to Focal.

                                  ARTICLE VII
                                    REMEDIES

      7.1 SURVIVAL. The representations, warranties, covenants and agreements of Sellers on the one hand, and Buyers, on the other hand, contained in this Agreement (including the Schedules attached hereto) will survive the Closing Date but only to the extent specified below:

            (a) all covenants and agreements contained in this Agreement that contemplate performance thereof following the Closing Date will survive the Closing Date until the date of expiration of such covenant or agreement in accordance with its terms (such date, the "COVENANT TERMINATION DATE").

            (b) Except for the representations and warranties contained in SECTIONS 4.1 (ORGANIZATION AND STANDING), 4.2 (CAPITALIZATION), 4.4(a) AND (b) (AUTHORITY, VALIDITY AND EFFECT; NO CONFLICT), 4.6 (TAXES), 4.7(a) (TITLE), 4.12 (EMPLOYEE BENEFIT PLANS), 4.23 (NO BROKERS) AND 4.25 (COMPANY DEBT) which shall survive for the applicable statute of limitations, and the representations and warranties contained in Section 4.18 (ENVIRONMENTAL MATTERS) which shall survive until the fifth anniversary of the Closing Date, the representations and warranties contained in this Agreement (including the Schedules attached hereto) will survive the Closing Date until December 1, 2006 (with each of the foregoing dates being, with respect to the representation or warranty to which it relates, the "REPRESENTATION TERMINATION DATE"), at which point such representations and warranties and any claim for indemnification by any Buyer Indemnitee or Seller Indemnitee, as applicable, on account thereof will terminate, except for pending claims, as of the Representation Termination Date.

      7.2 INDEMNIFICATION BY BUYERS. From and after the Closing Date and ending on (i) in the case of claims brought under any covenant or agreement of Buyers contained in this Agreement that survive the Closing Date, the Covenant Termination Date, or (ii) in the case Buyers breach any of their representations or warranties in this Agreement, the Representation Termination Date, Buyers shall jointly and severally indemnify and hold harmless Sellers and their respective successors and permitted assigns, and the officers, employees, directors, managers, members, partners and stockholders of Sellers, and each of their heirs and personal representatives (collectively, the "SELLER INDEMNITEES") from and against, and shall pay to Seller Indemnitees the amount of, any and all out-of-pocket losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, taxes, costs, fees (including, but not limited to, reasonable investigation fees), expenses (including, but not limited to, reasonable attorneys' fees) and disbursements (collectively, "LOSSES") actually incurred by any Seller Indemnitees following the Closing Date caused by
(a) any breach of or inaccuracy in the representations and warranties of Buyers contained in this Agreement (including the Schedules attached hereto) (other than breaches, inaccuracies or misrepresentations of any representation or warranty of which Sellers or any of their respective officers, directors, employees, agents or Affiliates had knowledge as of the Closing) and (b) any material breach of the covenants or agreements of Buyers contained in this Agreement that survive the Closing Date.

      7.3 INDEMNIFICATION BY SELLERS. From and after the Closing Date and ending on (i) in the case of claims brought under any covenant or agreement of Sellers contained in this Agreement that survive the Closing Date, the Covenant Termination Date, or (ii) in the case Sellers breach any of their representations or warranties in this Agreement, the Representation Termination Date, Sellers shall jointly and severally indemnify and hold harmless Buyers and their respective successors and permitted assigns, and the officers, employees, directors, managers, members, partners and stockholders of Buyers, and each of their heirs and personal representatives (collectively, the "BUYER INDEMNITEES") from and against, and shall pay to Buyer Indemnitees the amount of, any and all Losses actually incurred by any of Buyer Indemnitees following the Closing Date caused by (a) any breach of or inaccuracy in the representations and warranties of Sellers contained in this Agreement (including the Schedules attached hereto) (other than breaches, inaccuracies or misrepresentations of any representation or warranty of which the Buyers or any of their officers, directors, employees, agents or Affiliates had knowledge as of the Closing) and (b) any material breach of the covenants or agreements of Sellers contained in this Agreement that survive the Closing Date. From and after the Closing Date, Sellers shall also jointly and severally indemnify and hold harmless the Buyer Indemnitees from and against, and shall pay to Buyer Indemnitees the amount of, any and all Losses actually incurred by any of Buyer Indemnitees following the Closing Date relating to Acquisition's obligations under Section 116 of the Income Tax Act (Canada).

      7.4 EXCLUSIVE REMEDY. The parties agree that, from and after the Closing Date, the exclusive remedies of the parties for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement, whether based in contract, tort or otherwise, are the indemnification or reimbursement obligations of the parties set forth in this ARTICLE VII. The provisions of this SECTION 7.4 will not, however, prevent or limit a cause of action on account of fraud or under SECTION 2.3(b) OR 6.4 to enforce any decision or determination of the Arbitration Firm.

      7.5 LIMITATIONS ON REIMBURSEMENT TO BUYER INDEMNITEES. Notwithstanding anything herein to the contrary, the right of the Buyer Indemnitees to indemnification under SECTION 7.3 is limited as follows:

            (a) In the case Sellers breach any of their representations and warranties in this Agreement, the Buyer Indemnitees will be entitled to indemnification pursuant to SECTION 7.3 to the extent that the aggregate amount of all Losses suffered by the Buyer Indemnitees in respect of such breaches exceeds $800,000 (the "THRESHOLD DEDUCTIBLE"), and then only to the extent of the excess up to a maximum of $12 million; provided that such limitations shall not apply to any Losses incurred as a result of a breach of any representation or warranty contained in SECTIONS 4.2 (CAPITALIZATION), 4.7(a) (TITLE) AND 4.25 (COMPANY DEBT). No Losses in respect of an indemnification claim by a Buyer Indemnitee shall be included in determining whether the Threshold Deductible has been reached unless an Indemnification Notice seeking indemnification for such Losses has been given by the Buyer Indemnitee to Sellers in accordance with
SECTION 7.6 and such Losses have been determined by the Sellers in their reasonable judgment to result from an indemnification event.

            (b) The Buyer Indemnitees will not be entitled to indemnification pursuant to SECTION 7.3 on account of any Losses to the extent any such Losses are covered by any insurance or other third party indemnification.

            (c) The Buyer Indemnitees will not be entitled to indemnification pursuant to SECTION 7.3 on account of any Losses to the extent that any Buyer or any Company receives any Tax benefit as a result of such Losses.

            (d) The Buyer Indemnitees will not be entitled to indemnification pursuant to SECTION 7.3 for punitive damages, or for lost profits, consequential, exemplary or special damages (except to the extent a Buyer Indemnitee is obligated to pay such damages to a third party).

            (e) The Buyer Indemnitees will not be entitled to indemnification pursuant to SECTION 7.3 for Losses to the extent that any Buyer Indemnitee has been compensated therefor pursuant to SECTION 2.3 as reflected on the Final Net Working Capital Statement.

            (f) The limitations on indemnification rights set forth in this
Section 7.5 will not prevent or limit a cause of action on the account of fraud or any amount owed by any Seller to Buyers or the Companies under SECTION 6.4(e).

      7.6 PROCEDURES.

            (a) In the event that a party shall incur or suffer any Losses in respect of which indemnification may be sought by such party (an "INDEMNIFIED PARTY") pursuant to the provisions of this ARTICLE VII from any other party or parties (each, an "INDEMNIFYING PARTY"), the Indemnified Party shall submit to the Indemnifying Party with reasonable promptness a written notice of such claim (an "INDEMNIFICATION NOTICE") stating in reasonable detail a demand for indemnification in accordance with this ARTICLE VII, including the nature and basis for such claim. In the case of Losses arising by reason of any third-party claim, the Indemnification Notice shall be given within five (5) business days of the filing or other written assertion of any such claim against the Indemnified Party, but the failure of the Indemnified Party to give the Indemnification Notice within such time period shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have to the Indemnified Party, except to the extent that the Indemnifying Party is prejudiced thereby.

            (b) The Indemnified Party shall provide to the Indemnifying Party on request all information and documentation in the Indemnified Party's possession
(i) that is not privileged and is reasonably necessary and (ii) that is critical (whether or not privileged) to support and verify any Losses which the Indemnified Party believes give rise to a claim for indemnification hereunder and shall give the Indemnifying Party reasonable access to all books, records and personnel in the possession or under the control of the Indemnified Party which would have bearing on such claim.

            (c) In the case of third-party claims with respect to which an Indemnification Notice is given, the Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the third party claim with counsel of his, her or its choice; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the third party claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party. Unless and until an Indemnifying Party assumes the defense of the third party claim, however, the Indemnified Party may defend against the third party claim in any manner he, she or it reasonably may deem appropriate. In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the third party claim without the prior written consent of each of the Indemnifying Parties, (not to be withheld unreasonably) and no Indemnifying Party shall have any liability in respect of any such judgment or settlement to which it has not consented.

      7.7 SUBROGATION. Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this ARTICLE VII, the Indemnifying Party shall be subrogated, to the extent of such payment, to any right which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall assign any such rights to the Indemnifying Party.

                                  ARTICLE VIII
                            MISCELLANEOUS AND GENERAL

      8.1 EXPENSES. All costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid by the party incurring such expenses except as expressly provided herein. Notwithstanding the foregoing or anything to the contrary contained herein, in the event that any dispute between any Buyer and any Seller results in litigation, arbitration, mediation or any other contest, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party with respect to this Agreement, including, but not limited to, reasonable attorneys' fees and expenses.

      8.2 SUCCESSORS AND ASSIGNS. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns, but is not assignable by any party without the prior written consent of the other parties hereto.

      8.3 THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto, except as provided in
SECTION 6.5 and with respect to the Buyer Indemnitees and the Seller Indemnitees in their capacity as such.

      8.4 FURTHER ASSURANCES. The parties shall execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement. Each party hereto shall cooperate affirmatively with the other parties, to the extent reasonably requested by such other parties, to enforce rights and obligations herein provided.

      8.5 NOTICES. Any notice or other communication provided for herein or given hereunder to a party hereto must be in writing, and sent by facsimile transmission (electronically confirmed), delivered in person, mailed by first class registered or certified mail, postage prepaid, or sent by Federal Express or other overnight courier of national reputation, addressed as follows:

          If to the Buyers:

                 Moog Inc.
                 Seneca & Jamison Road
                 East Aurora, New York 14052
                 Attention: Robert R. Banta, Executive Vice
                            President & CFO
                 Fax: (716) 687-5465

          with a copy to:

                 Hodgson Russ LLP
                 One M&T Plaza
                 Buffalo, New York 14203
                 Attention: John B. Drenning, Esq. and
                            Robert J. Olivieri, Esq.
                 Fax: (716) 849-0349

            If to the Sellers:

                   Kaydon Corporation
                   315 East Eisenhower Parkway, Suite 300
                   Ann Arbor, Michigan 48108
                   Attn:  Brian P. Campbell, President
                   Fax: (734) 747-6928

            with a copy to:

                   Dykema Gossett PLLC
                   2723 South State Street, Suite 400
                   Ann Arbor, Michigan 48104
                   Attn: Barbara A. Kaye
                   Fax: (734) 214-7676

or to such other address with respect to a party as such party notifies the other in writing as above provided.

      8.6 COMPLETE AGREEMENT. This Agreement and the Schedules and Exhibits hereto, together with the Confidentiality Agreement, contain the complete agreement between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

      8.7 CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

      8.8 AMENDMENT. This Agreement may be amended or modified only by an instrument in writing duly executed by Sellers and Buyers; provided, however, that no amendment may be made that is prohibited by any Law.

      8.9 GOVERNING LAW. This Agreement is to be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its rules of conflict of laws.

      8.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

      8.11 COUNTERPARTS AND FACSIMILE SIGNATURES. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which will constitute but one instrument and by facsimile.

      8.12 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. Except for the matters to be decided by the Arbitration Firm pursuant to SECTION 2.3 AND 6.4(a), the parties hereto hereby submit to the jurisdiction of any state or federal court sitting in Washtenaw County, Michigan in respect of the interpretation and enforcement of the provisions of this Agreement and any related agreement, certificate or other document delivered in connection herewith and hereby waive, and agree not to assert, any defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement and any related agreement, certificate or other document delivered in connection herewith, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Service of process with respect thereto may be made upon Buyers or Sellers by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in SECTION 8.5 hereof.

      8.13 NO LIABILITY AS REPRESENTATIVES.

            (a) Each of the Sellers hereby authorizes Kaydon to make and deliver any certificate, notice, consent or instrument required or permitted to be made or delivered under this Agreement, which Kaydon determines in its sole discretion to be necessary, appropriate or desirable. Any party receiving a certificate, notice, consent or instrument from Kaydon is entitled to rely upon, and act in accordance with, such certificate, notice, consent or instrument. Buyers and the Companies will have no liability to any of the Sellers, arising out of the acts or omissions of Kaydon or any disputes among any of the Sellers or among any of the Sellers and Kaydon. Buyers may rely entirely on its dealings with, and notices to and from, Kaydon to satisfy any obligations the Buyers might have to or from any of the Sellers under this Agreement or with respect to the transactions contemplated hereby.

            (b) Each of the Buyers hereby authorizes Moog to make and deliver any certificate, notice, consent or instrument required or permitted to be made or delivered under this Agreement, which Moog determines in its sole discretion to be necessary, appropriate or desirable. Any party receiving a certificate, notice, consent or instrument from Moog is entitled to rely upon, and act in accordance with, such certificate, notice, consent or instrument. Sellers will have no liability to any of the Buyers, arising out of the acts or omissions of Moog or any disputes among any of the Buyers or among any of the Buyers and Moog. Sellers may rely entirely on its dealings with, and notices to and from, Moog to satisfy any obligations the Sellers might have to or from any of the Buyers under this Agreement or with respect to the transactions contemplated hereby.

      8.14 INDEPENDENCE OF COVENANTS AND REPRESENTATIONS AND WARRANTIES. All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness or a breach of such initial representation or warranty.

                         [SIGNATURES ON FOLLOWING PAGE]

      IN WITNESS WHEREOF, Buyers and Sellers have caused this Agreement to be executed as of the day and year first above written.

                                      MOOG INC.

                                      By: /s/ Robert R. Banta
                                         ---------------------------------------
                                      Name: Robert R. Banta
                                      Title: Executive Vice President & CFO

                                      MOOG CONTROLS LIMITED

                                      By: /s/ Robert R. Banta
                                         ---------------------------------------
                                      Name: Robert R. Banta
                                      Title: Chief Financial Officer

                                      MOOG CANADA CORPORATION

                                      By: /s/ Robert R. Banta
                                         ---------------------------------------
                                      Name: Robert R. Banta
                                      Title: Chief Financial Officer

                                      KAYDON CORPORATION

                                      By: /s/ Peter C. DeChants
                                         ---------------------------------------
                                      Name: Peter C. DeChants
                                      Title: Vice President Corporate
                                             Development & Treasurer

                                      KAYDON CORPORATION LIMITED

                                      By: /s/ Peter C. DeChants
                                         ---------------------------------------
                                      Name: Peter C. DeChants
                                      Title: Vice President

                                      KAYDON ACQUISITION IX, INC.

                                      By: /s/ Peter C. DeChants
                                         ---------------------------------------
                                      Name: Peter C. DeChants
                                      Title: Vice President

                                    EXHIBIT A

Basis of Preparation: Working capital of the Companies shall be prepared based on the operations of the Companies and reflect the underlying activity of such operations.

For purposes of the Final Net Working Capital Statement, Working Capital of the Companies is defined as current assets minus current liabilities of the companies, calculated in accordance with US GAAP, with the following exceptions and clarifications outlined below:

      1. The calculation of current assets and current liabilities shall exclude the following:

            a. Any short term intercompany accounts (e.g. I/C Balance Corporate and I/C Balance Other)

            b. Liabilities related to income taxes payable (e.g. Federal Tax Payable, State Tax Payable)

            c. Liabilities related to accruals for medical benefits at Electro-Tec (currently maintained on Kaydon books)

            d.    Warranty reserve of approximately US$31,868 at Focal
                  Technologies

            e. Advertising expense accrual for trade show and adjustment to rent expense for retroactive rent review accrual at IDM of approximately US$13,015 in aggregate.

            f. Any prepaid asset relating to insurance coverages which are to be terminated at closing.

            g. Any amount in accrued sales tax at Focal representing withholding tax on interest payable on intercompany debt to Kaydon.

            h.    Deferred tax assets and liabilities at Electro-Tec and Focal.

      2. Except as noted herein, the Final Net Working Capital Statement shall be prepared using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodologies, as were used in preparing the month-end April 30, 2005 unaudited combined balance sheet of the Companies, and shall not take into account any changes in circumstances or events occurring after the Closing Date.

      3. In preparing the Final Net Working Capital Statement, the respective amounts included in the Final Net Working Capital Statement for all reserves and for asset valuation allowances that were valued for the unaudited April 30, 2005 balance sheet by subjective estimates shall be calculated using the same methodology in respect of such items on the unaudited April 30, 2005 balance sheet except to reflect changes in circumstances or events occurring and based on the most current information known to Kaydon, between the date of the unaudited April 30, 2005 balance sheet and the Closing Date.

      4. The parties agree that Final Net Working Capital shall include book Cash and book overdraft, if any, of the Companies as of the close of business on the Closing Date.